Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated April 24, 2006, with respect to the audit of the consolidated financial statements of Stocktrade Network, Inc. We also consent to the reference of our firm under the “Experts” and “Summary Financial Information” in the prospectus.

s/s Seligson & Giannattasio, LLP

Seligson & Giannattasio, LLP

White Plains, New York

May 12, 2006